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EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

RIM SEMICONDUCTOR CLOSES $6 MILLION FINANCING

COMPANY ALSO REDUCES CURRENT LIABILITIES BY $845,000

PORTLAND, OR: [March 13, 2006]: Rim Semiconductor Company (OTCBB: RSMI), an emerging provider of semiconductors to the broadband telecommunications industry, today announced that it has closed a successful $6 million private placement of its two year 7% Senior Secured Convertible Debentures to institutional and private investors.

Rim Semi intends to use these funds to accelerate the commercialization of the Embarq(TM) product family, and to provide the high-volume, low-cost ASSP semiconductor for sale. Worldwide demand for broadband continues to soar, and the Company believes that its product line is uniquely suited to meet it. Rim Semi's flagship product, the Embarq(TM) E30 digital signal processor, is a dual-function chip that combines both the long-reach and high data rate of DSL plus the cost reduction of VoIP into one unique and powerful package.

"Customers and trade partners are telling us that Rim Semi's product has the highest data rates over the longest distances", Brad Ketch, president and chief executive officer stated. "This power, combined with the potential for our integrated VoIP to dramatically lower cost, means to me that demand for our products is sure to be very strong."

$810,000 of the proceeds from this private placement will repay in full the Company's obligations under loans made in December 2005 and January 2006. The remainder of the proceeds of this financing will be used for increasing the engineering and marketing staffs, investing more in research and development, incurring the expenses necessary to have the ASSP fabricated at a chip foundry, and for general corporate purposes, including fees and expenses relating to this transaction. This work is intended to bring the Company closer to achieving its first orders.

The Company also reported today that it received approximately $570,000 in the aggregate from the exercise of warrants to purchase Company common stock.

Further, the Company reported today that it eliminated $845,000 in current liabilities by issuing an aggregate of 12,064,494 shares of common stock in exchange for the cancellation of six promissory notes. The notes were held by seven trusts which have been investors in the Company since 2001.

"The institutional and private investors who participated in these transactions enthusiastically and confidently support the Rim Semi management and advisory team and their successes in bringing the Embarq(TM) chip to market this year", stated Ray Willenberg, Jr., chair of the Company's board of directors. "Most of the investors have invested previously and continue to show great confidence in the Company and its team."

The 7% Senior Secured Convertible Debentures are secured by a lien on Rim Semiconductor's assets. As part of this transaction, the investors also received warrants to purchase shares of Rim Semiconductor common stock. $3 million of the $6 million was placed in escrow and will be released to the Company if the Company amends its charter before April 25. 2006 to increase the number of shares of its authorized common stock. The proposed increase has been approved by the Company's Board of Directors and is being submitted to a vote of the Company's shareholders at the 2006 annual meeting to be held on April 18, 2006.


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Additional information relating to the Senior Secured Convertible Debentures, the warrants and the repayment of the above loans is included in Rim Semiconductor's Current Report on Form 8-K.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


ABOUT RIM SEMICONDUCTOR COMPANY

Based in Portland, Oregon, Rim Semiconductor is an emerging fabless communications semiconductor company. It has made available an advanced technology that allows data to be transmitted at greater speed and across extended distances over existing copper wire. For more information, visit www.rimsemi.com. With the exception of historical information contained in this press release, this press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development difficulties; market demand and acceptance of products; the impact of changing economic conditions; business conditions in the Internet and telecommunications industries; reliance on third parties, including potential suppliers, licensors, and licensees; the impact of competitors and their products; risks concerning future technology; and other factors detailed in this press release and in the company's Securities and Exchange Commission filings. Rim Semiconductor is under no obligation to revise or update any forward looking statement in order to reflect events or circumstances that may arise in the future.

IMPORTANT LEGAL INFORMATION

Investors and security holders are urged to read the proxy statement regarding the proposals to be considered at the annual meeting when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Rim Semiconductor Company and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Rim Semiconductor Company, at the SEC's web site at WWW.SEC.GOV. The proxy statement, and other related documents filed with the SEC by Rim Semiconductor Company, may also be obtained for free by directing a request to Rim Semiconductor Company at 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Rim Semiconductor Company shareholders to approve the proposals to be considered at the annual meeting at the following address: 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220.


Contact: Brad Ketch
503-257-6700
info@rimsemi.com